Exhibit 99(a)(5)(F)

Frequently Asked Questions and Answers Regarding IBM’s Announcement of Plans to Acquire ILOG

GENERAL

1.	Q.	What did you announce on July 28, 2008?
A.
IBM and ILOG announced that the two companies have entered into an agreement to launch a tender offer for IBM to acquire ILOG, a software company headquartered in France and California with subsidiaries in the United Kingdom, Germany, Japan, Singapore, China, Australia, and Spain.  This acquisition plan is subject to regulatory reviews and is expected to close later this year.

2.	Q.	Who is ILOG? What do they do?
A.
ILOG is a leading software company with over 3,000 customers in 30 countries across industries such as financial services, telecommunications, and manufacturing.  ILOG products include a leading business rule management system and mathematical optimization software, as well as innovative visualization tools and supply chain management assets.

3.	Q.	What technology and products does ILOG provide?
A.
ILOG provides technology and platforms that include Business Rule Management Systems (BRMS), optimization and visualization tools, and supply chain assets.  Applications gain flexibility with the ILOG BRMS to rapidly react to customer demands, regulatory changes, and competition.  The business rule engines deploy and apply policy changes across the enterprise.  The ILOG optimization technology copes with many operating constraints, so customers have the confidence to make the right decision at the right time and can develop the best plans and schedules to enhance service, revenue, and profits. The ILOG visualization technology brings complex data to life and helps users instantly grasp data through realistic graphics of actionable information.  ILOG visualization products sharpen the big picture, translating raw data into usable information.  ILOG supply chain scheduling solutions help users uncover opportunities and make the most effective trade-offs in complex, dynamic environments, delivering the efficient schedules for any business scenario.

4.	Q.	What is creating the need for ILOG products? Why is IBM doing this now and not earlier?
A:
Business rules are one of the six points of agility that make businesses more flexible and dynamic. IBM delivers rules capabilities today through the IBM BPM Suite. ILOG strengthens IBM’s vision for BPM and the ability of business users to manage business rules as a point of agility to automate and optimize business processes.  Business Rule Management Systems enable both Line of Business and IT decision makers to have more control over the rules that define the interlocking processes and decision points of their business environments.  IBM is making this acquisition to extend the key business rules management capability into its middleware portfolio, and expects to strengthen its overall SOA capability particularly within the BPM area through the Business Rules Management offerings.  Additionally, ILOG extends customer value in Optimization and Visualization.

5.	Q.	Why ILOG?
A:
ILOG offerings and technologies cater to the broader needs of a business for more flexibility with advanced decision systems built on a powerful, leading Business Rule Management System.  IBM and ILOG have partnered for over a decade and have established a strong technical and business partnership that has resulted in customer value over many industries.

6.	Q.	How would ILOG technology be integrated into the IBM software portfolio?
A.
IBM’s intent is to integrate ILOG into IBM’s Software Group, as part of the Application Integration and Middleware division, after the acquisition has closed.  Until then, IBM and ILOG will continue to act as separate entities.  Product plans will be detailed as part of the process after closing.

7.	Q.	IBM claims to already have some business rules capabilities, so is there product overlap with ILOG?
A.	There is no overlap.

8.	Q.	What kind of opportunity do business rules represent?
A.	Business rule management systems are essential for business process management and service-oriented architectures. IDC estimated that BRMS revenues in 2006 totaled $230M with a CAGR of 19%.

9.	Q.	What are Business Rules?
A.
A rule is basically an IF/THEN statement that might get reused in several different processes (“IF it is not true that “the borrower” has filed bankruptcy, THEN add 20 to the corporate score in “the loan report”).  Business rules describe the operations, definitions, and constraints that apply to an organization in achieving its goals.  For example, a business rule might state that “no credit check is to be performed on return customers”.  Others could define a tenant in terms of solvency or list preferred suppliers and supply schedules.  These rules are then used to help the organization to better achieve goals, communicate among principals and agents, communicate between the organization and interested third parties, demonstrate fulfillment of legal obligations, operate more efficiently, automate operations, or perform analysis on current practices.

10.	Q.	What is a Business Rule Management System?
A.
A BRMS or Business Rule Management System is a software system used to define, deploy, execute, monitor, and maintain the variety and complexity of decision logic and policies that are used by operational systems within an organization or enterprise.  A BRMS can initiate actions and modify rules, but is not designed to manage the tasks within a process.  A BRMS controls decision making through a series of business rules, which determine the tactical actions that take place in applications and systems.  A BRMS includes a repository allowing decision logic to be externalized from core application code, tools allowing both technical developers and business experts to define and manage decision logic, and a runtime environment allowing applications to invoke decision logic managed with the BRMS and execute it using a business rules engine.  The top benefits of a BRMS include reduced or removed reliance on IT departments for changes in live systems, increased control over implemented decision logic for compliance and better business management, and improved efficiency of processes through increased decision automation.

11.	Q.	What are IBM’s plans with the ILOG technology?
A.
IBM intends to strengthen its overall BPM Enabled by SOA capabilities through the addition of ILOG’s Business Rules Management System.  IBM intends to provide continued world-class service and support, and with an extended open, multi-platform strategy. Once the acquisition closes, detailed product plans will be developed.

12.	Q.	How will IBM business partners benefit?
A.
After the acquisition has closed, IBM Business Partners will have available capabilities from ILOG for Business Rule Management Systems, Optimization, Visualization, and Supply Chain Application assets.  When combined with their expertise in IBM’s offerings, partners can provide advanced decision systems to LOB and IT executives – creating the opportunity to better serve our joint customers while participating in the growing IBM economy.  The Optimization and Visualization product lines offer significant and unique capabilities that are well proven to be consumable for embedding within partner solutions.  Both product lines have demonstrated superior performance and scalability.  They have been exercised by mathematicians and scientists and have been deployed in major commercial applications.

13.	Q.	How will ILOG customers benefit?
Following the close of the acquisition, a combined IBM and ILOG would …
●	Provide customers more control over the business rules that define the interlocking processes they manage
●	Strengthen successful portfolios with technologies in areas of advanced decision control and business rules.

●	Provide customers with extended capabilities for process optimization and visualization through a set of powerful yet easy-to-use tools
●	Deliver leading products on an end-to-end, extensible, open standards based platform
●	Preserve and protect client investments in both ILOG and IBM products with continued world-class service and support

14.	Q.	How will ILOG business partners benefit?
A.	Following the close of the acquisition, ILOG business partners can benefit as follows:
●	Access to New Accounts by working with IBM’s world-wide Sales and Marketing Team.
●	Faster time to value by integrating with IBM’s open, standards-based, multiplatform offerings.
●	Access to skilled resources through IBM Global Services Delivery Team.
●	Expansion of global reach by leveraging IBM’s international presence in 170 countries.
●	World class partner organization and enablement through IBM PartnerWorld and SOA Partner Programs.

15.	Q.	How is ILOG Optimization used today?
A.
ILOG optimization technology is based on applied mathematics and computer science, and is widely used to help business people make better decisions. It can quickly determine how to most effectively allocate resources, automatically balancing trade-offs and business constraints. It eliminates the need to manually work out plans and schedules, so business managers can get maximum operational efficiency.

16.	Q.	How is ILOG Visualization used today?
A.	ILOG provides easy-to-use visualization tools for creating sophisticated, interactive user displays for enhanced decision-making speed and ability.

The tender offers, which have not yet commenced, will be made for the outstanding shares and warrants of ILOG. This FAQ and answers are for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any ILOG shares or warrants. The solicitation and the offer to buy the shares and warrants of ILOG will be made only pursuant to an offer to purchase and related materials that IBM and its subsidiary intend to file with the AMF (in particular the Note d’Information) and the SEC (on Schedule TO). ILOG also intends to file with the AMF a Note en Réponse and with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer.

ILOG shareholders and warrant holders and other investors should read carefully the Tender Offer Statement on Schedule TO and the Note d’Information to be filed by IBM and the Schedule 14D-9 and the Note en Réponse to be filed by ILOG because these documents will contain important information, including the terms and conditions of the tender offer. ILOG shareholders and warrant holders and other investors will be able to obtain copies of these tender offer materials and any other documents filed with the AMF from the AMF’s website (http://www.amf-france.org.) or with the SEC from the SEC’s website (http://www.sec.gov), in both cases without charge. Such materials filed by IBM and ILOG will also be available for free at IBM’s web site (http://www.ibm.com), and at ILOG’s web site (http://www.ilog.com), respectively.

ILOG shareholders and warrant holders and other investors are urged to read carefully all tender offer materials prior to making any decisions with respect to the tender offers.

The offers are not being made nor will any tender of shares or warrants be accepted from or on behalf of holders in any jurisdiction in which the making of the offers or the acceptance of any tender of shares or warrants therein would not be made in compliance with laws of such jurisdiction.

This FAQ and answers contain forward-looking statements. These statements are not guarantees of future performance and are subject to inherent risks and uncertainties including with respect to the factors that may affect the completion of the acquisition. Forward-looking statements may be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may”, “will”, “expects”, “believes”, “anticipates”, “plans”, “intends”, “estimates”, “projects”, “forecasts”, “seeks”, “could”, “should”, or the negative of such terms, and other variations on such terms or comparable terminology.

Forward-looking statements include, but are not limited to, statements about the expected future business of ILOG resulting from and following the offers and the successful completion of the transaction. These statements reflect IBM’s and ILOG’s managements’ current expectations, based upon information currently available to them and are subject to various assumptions, as well as risks and uncertainties that may be outside of their control. Actual results could differ materially from those expressed or implied in such forward-looking statements. Any such forward-looking statements speak only as of the date on which they are made and IBM and ILOG shall be under no obligation to (and expressly disclaim any such obligation to) update or alter such forward-looking statements whether as a result of new information, future events or otherwise, except to the extent legally required.